UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 240.14a-12

Landos Biopharma, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

This Schedule 14A filing consists of communications from Landos Biopharma, Inc., a Delaware corporation (the “Company”), to the Company’s employees relating to the Agreement and Plan of Merger (the “Merger Agreement”), dated March 24, 2024, by and among the Company, Bespin Subsidiary, LLC, a Delaware corporation and a wholly owned subsidiary of AbbVie (“Parent”), Bespin Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, and solely for the limited purposes set forth therein, AbbVie Inc. (“AbbVie”).

The Company distributed the following FAQ to the Company’s employees on March 26, 2024:

Landos Team,

This Frequently Asked Questions (FAQ) document includes additional information on the transaction and important employee considerations. We will update this document as additional information becomes available.

As discussed previously, we are fully committed to transparency and open communication. If you have any additional questions, please submit them to Kyle Evans at kyle@landosbiopharma.com. While we can’t promise that we will have all the answers immediately, we will make sure you get the answers you need in time.

Thank you again for your continued commitment to our important work ahead.

Sincerely,

Greg

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Employee FAQ

About the Merger

1.	Why is AbbVie acquiring Landos?

As leading experts in autoimmune diseases and therapies, AbbVie is focused on developing new medicines to address chronic progressive diseases, including ulcerative colitis (UC) and Crohn’s disease. With their proven track record of building therapeutic area leading assets, AbbVie is especially well-positioned to further maximize the potential of NX-13 and bring an important new treatment for UC to the millions of patients suffering from this debilitating disease.

NX-13 has the potential to transform the current treatment paradigm and to be positioned for earlier and broader use in moderate-to-severe UC patients given its novel mechanism of action, favorable safety profile, once-daily dosing and promising signals of clinical improvement as soon as 2 weeks in patients’ symptoms and 4 weeks by endoscopy in exploratory endpoints.

2.	What does this acquisition mean for Landos?

While we are planning for the NEXUS top-line readout in the fourth quarter of 2024, we believe this is the right deal at the right time to further advance NX-13 and move one step closer to bringing this potential treatment to the millions of patients suffering from moderate-to-severe UC.

As leading experts in autoimmune diseases and therapies, AbbVie is focused on developing new medicines to address chronic progressive diseases, including UC and Crohn’s disease. With their proven track record of building category leading assets, AbbVie is especially well-positioned to further maximize the potential of NX-13 and deliver compelling value to patients and Landos shareholders.

Landos shareholders will receive $20.42 per share in cash upon closing, or approximately $137.5 million in the aggregate. There is also the potential of an additional future payment of $11.14 per share, or approximately $75 million in the aggregate, upon the achievement of a clinical development milestone with respect to NX-13. The combination of the upfront and potential future payment represents a total potential equity value of approximately $212.5 million.

This transaction mitigates some of the inherent uncertainties of proceeding independently including macro-environment challenges and drug development risk. As such, we believe this represents the best next step for both patients and shareholders alike.

3.	What are the terms of the acquisition?

Under the terms of the agreement, AbbVie has agreed to acquire all of Landos’ outstanding shares for an upfront cash payment equal to $20.42 per share at the closing, plus one contingent value right (“CVR”) of $11.14 in cash per share payable upon the achievement of a clinical development milestone with respect to NX-13, representing a total transaction value of approximately $137.5 million at the closing and approximately $75.0 million upon achievement of the clinical milestone. The proposed transaction is expected to close in the second calendar quarter of 2024, subject to customary closing conditions, including approval by Landos’ stockholders.

Additional terms relating to the acquisition will be detailed in documents that Landos will file with the Securities and Exchange Commission (the “SEC”) including preliminary and definitive proxy statements on Schedule 14A. Please refer to these documents when they become available. You will be able to obtain free copies of these documents at the SEC’s website at www.sec.gov and on Landos’ website at https://ir.landosbiopharma.com, or by contacting info@landosbiopharma.com.

4.	How long before the acquisition is completed?

The proposed transaction is subject to certain customary closing conditions, including: (i) receipt of approval of the merger by Landos’ stockholders; (ii) any regulatory filing or clearance determined to be applicable to the transaction; and (iii) the absence of any law or order prohibiting or making illegal the consummation of the merger.

We will communicate more information as it becomes available.

5.	What are the integration plans?

Until the transaction closes, we remain a separate and independent company from AbbVie. In practical terms, this means that we are full steam ahead on the NEXUS trial and other critical initiatives. We need everyone to continue to focus on the same critical objectives, the same KPIs and the same ways of working that have successfully guided us to this point.

A few additional reminders on how we need to work and operate prior to deal closing.

•	We must continue to operate separately and independently, and must continue to compete as we did before agreeing to be acquired.

•

We will select a pre-integration team and make plans for post-closing integration, but will not implement integration plans until after the closing of the transaction. This pre-integration planning will not interfere with the day-to-day operations of the company.

We will define the members of the Landos pre-integration planning team in the coming weeks and will share that information with you. The pre-integration planning team will work hand-in-hand with the AbbVie pre-integration planning team to ensure a smooth transition. In the meantime, we are committed to keeping you informed on a regular basis as more information becomes available.

My Employment

6.	What can Landos employees expect between now and close?

As noted above, until the transaction closes, we remain a separate and independent company from AbbVie. In practical terms, this means that we are full steam ahead on the NEXUS trial and other critical initiatives. We need everyone to continue to focus on the same critical objectives, the same KPIs and the same ways of working that have successfully guided us to this point.

In order to maintain our focus on the NEXUS trial and other critical initiatives, pre-integration planning will be carefully managed to avoid any unnecessary disruption to our day-to-day operations.

Last but not least, you have our full commitment to transparency and open communication. While we can’t promise that we will have all the answers immediately, we will work to ensure you get the answers you need in time.

7.	Why should I stay with Landos through this acquisition?

Your continued commitment is critical to advance the critical work we have in process.

In recognition of the important role you play at Landos, and provided that you remain employed with the Company through closing, you may be eligible for the following:

•	At closing, immediate vesting and “cash out” of your long-term equity incentives (in-the-money options & Restricted Stock Units (“RSUs”))

•

For a period of one year following the closing of the acquisition, AbbVie has agreed to provide continuing Landos employees with (i) an annual base salary (or wage rate) and target cash incentive compensation opportunities that are no less favorable than their annual base salary (or wage rate) and target cash incentive compensation opportunities at the time of the closing and (ii) other compensation or benefits that are substantially similar in the aggregate to their compensation or benefits provided at the time of closing (excluding any equity, severance, retiree welfare, pension and change in control arrangements).

8.	Will there be any layoffs as a result of this acquisition? Will there be severance for employees who don’t continue with AbbVie?

No layoffs are anticipated between now and the closing of the transaction. The go-forward organizational structure at AbbVie will be defined as part of the pre-integration planning process.

AbbVie has a severance plan applicable to eligible employees terminated as a result of a position elimination. These and other details remain to be worked out, and we will provide further updates as additional information becomes available.

9.	Will my job change as a result of this acquisition?

Prior to the transaction closing, there will be no changes to titles, job levels, or roles at Landos as a result of the acquisition. We will provide further updates as additional information becomes available.

10.	How will Landos be structured post close?

The pre-integration planning team, including members from both Landos and AbbVie, will work together to define the post-close organizational structure.

11.	Will reporting structures change? Will I have the same boss?

No reporting structure changes are anticipated between now and the transaction closing as a result of the acquisition. Pre-integration planning teams will be working together to define the post-close organizational structure.

12.	I have a contractor as part of my team. What happens to their contract?

No changes as a result of this transaction are anticipated between now and the transaction closing.

Cash Compensation

13.	Will my compensation or benefits change as a result of this acquisition?

Until the closing, there will be no changes to current salaries, bonus targets or benefits. More information regarding future plans under AbbVie’s organization will be provided in due course. Please keep in mind that many details remain to be worked out.

Equity/Long-Term Incentives

14.	What happens to my existing long-term incentives (LTI)?

At the closing of the transaction, any outstanding and unexercised stock options you hold as of today, with an exercise price per share that is less than or equal to $20.42 (each, an “In-the-Money Option”), whether vested or unvested, will be cancelled and converted into the right to receive, without interest, (i) cash in an amount equal to the product of (A) the total number of shares of Landos common stock subject to such In-the-Money Option, multiplied by (B) the excess of (1) $20.42 over (2) the exercise price payable per share of Landos common stock subject to such In-the-Money Option, and (ii) one CVR with respect to each share of Landos common stock subject to such In-the-Money Option.

At the closing of the transaction, each vested outstanding stock option that has an exercise price per share that is greater than $20.42 (each, an “Underwater Option”) will be cancelled for no consideration and will cease to exist.

At the closing of the transaction, each outstanding restricted stock unit (“RSU”) will fully vest and be cancelled and converted into the right to receive, without interest, (i) cash in an amount equal to the product of (A) $20.42, multiplied by (B) the number of shares of Landos common stock subject to such RSU award, and (ii) one CVR with respect to each share of Landos common stock subject to such RSU award.

Any payments owed to you in connection with the transaction closing in respect of your stock options or RSUs will be paid to you at the appropriate time through payroll, per standard payroll procedures, and net of any applicable tax withholdings and authorized deductions.

15.	Can I exercise my vested options before close?

Vested stock options can be exercised-and-held at any time, but keep in mind that any sale of stock, including the exercise of stock options, is subject to applicable insider trading rules, including Landos’ Insider Trading Policy. A copy of Landos’ Insider Trading Policy can be located HERE.

16.	Can I trade Landos stock or restricted stock units (RSUs) during the integration planning period?

Employees may transact in Landos stock, subject to applicable insider trading rules, including Landos’ Insider Trading Policy, which can be located HERE. Importantly, no person may transact in Landos securities while in possession of material nonpublic information. In addition, the Insider Trading Policy prohibits certain types of transactions, and specifies quarterly trading blackouts and mandatory preclearance requirements.

Benefits

17.	How will this merger impact my benefits?

Your Landos benefits will continue uninterrupted throughout the pre-integration planning period. Any decisions regarding potential changes to benefits post-close will be finalized during the pre-integration planning process and will be communicated to employees as soon as possible.

18.	I’ve got vacation scheduled in the next month. Can I still take it?

Between now and the transaction close, we will manage time off in accordance with Landos’ existing policies. Please continue to coordinate with your manager on Paid Time Off.

Business Operations

19.	How will this acquisition impact any current clinical studies?

Until the transaction closes, we remain a separate and independent company from AbbVie. In practical terms, this means that we are full steam ahead on the NEXUS trial and other critical initiatives. We need everyone to continue to focus on the same critical objectives, the same KPIs and the same ways of working that have successfully guided us to this point.

20.	How will this acquisition impact any of our relationships with existing partners and vendors?

We will be reaching out to each of our strategic vendors and partners, including clinical research sites and investigators. We foresee no changes to any of our existing external relationship through the close of this transaction.

Additional Questions

21.	What should I do if I receive a call from a reporter, vendor, or investor?

Please direct any external requests for information, including from investors or media, to Becky Mosig, VP of Corporate Development, at rebecca@landosbiopharma.com.

22.	What should I do if I receive a call or other communication from an AbbVie employee?

All discussions between Landos and AbbVie should be coordinated through the pre-integration team. Please report any AbbVie employee contact to your pre-integration team lead (once established) and the Landos legal team or to Becky Mosig, VP of Corporate Development, at rebecca@landosbiopharma.com.

23.	Can I reach out to my connections at AbbVie to discuss the transaction and how we will work together?

No. All communications to and with AbbVie should be made through and by our pre-integration team.

No Offer or Solicitation

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Cautionary Statement Regarding Forward-Looking Statements

This communication and any documents referred to in this communication contain certain forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project” and similar expressions and uses of future or conditional verbs, generally identify forward-looking statements. AbbVie and the Company caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such risks and uncertainties include: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, (ii) the satisfaction (or waiver) of the conditions to the consummation of the proposed transaction, including with respect to the adoption of the Merger Agreement by the stockholders of the Company and required regulatory approvals, (iii) potential delays in consummating the proposed transaction, (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (v) the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results, and business generally, (vi) risks that the proposed transaction disrupts current plans and operations of the parties and potential difficulties in the Company’s employee retention as a result of the proposed transaction, (vii) risks related to diverting management’s attention from the Company’s ongoing business operations, (viii) the outcome of any legal proceedings that may be instituted against the parties or their respective directors or officers related to the proposed transaction, (ix) challenges to intellectual property, (x) competition from other products, (xi) difficulties inherent in the research and development process, (xii) adverse litigation or government action, and (xiii) changes to laws and regulations applicable to the industries of the parties. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie’s and the Company’s operations is set forth in Item 1A, “Risk Factors,” of AbbVie’s 2023 Annual Report on Form 10-K which has been filed with the SEC, as updated by its subsequent Quarterly Reports on Form 10-Q and Item 1A, “Risk Factors,” of the Company’s 2023 Annual Report on Form 10-K, which has been filed with the SEC, as updated by its subsequent Quarterly Reports on Form 10-Q. Such filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and neither AbbVie nor the Company undertakes any obligation, and each specifically declines, to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will be filing relevant documents with the SEC, including preliminary and definitive proxy statements on Schedule 14A relating to the proposed transaction. The definitive proxy statement will be sent to the Company’s stockholders in connection with the proposed transaction. This communication is not a substitute for the proxy statement or any other document that may be filed by the Company with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any vote in respect of resolutions to be proposed at the Company’s special stockholder meeting to approve the proposed transaction or other responses in relation to the proposed transaction should be made only on the basis of the information contained in the Company’s proxy statement. Investors and security holders will be able to obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, on the Company’s website at https://ir.landosbiopharma.com, or by contacting the Company at info@landosbiopharma.com.

Participants in the Solicitation

The Company and certain of its directors, executive officers and employees and other persons may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed acquisition. Information regarding the interests of the Company’s directors and executive officers and their ownership of the Company’s stock is set forth in the Company’s proxy statement on Schedule 14A for its

2023 Annual Meeting of Stockholders, which was filed with the SEC on April 19, 2023. Additional information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the proposed acquisition and any direct or indirect interests they may have in the proposed acquisition will be set forth in the Company’s definitive proxy statement for its special stockholder meeting when it is filed with the SEC. To the extent that the Company’s directors and executive officers and their respective affiliates have acquired or disposed of security holdings since the “as of” date indicated in the 2023 Proxy Statement, such transactions have been or will be reflected on Statements of Change in Ownership on Form 4 or amendments to beneficial ownership reports on Schedule 13D filed with the SEC.

FAQ for Educational Purposes Only

This document is for educational purposes only and does not confer any individual rights or benefits. Actual benefits will be determined in accordance with the merger agreement and the applicable benefits plan documents.